As filed with the Securities and Exchange Commission on July 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DT Midstream, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-2663964
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Energy Plaza Detroit, Michigan	48226-1279
(Address of Principal Executive Offices)	(Zip Code)

DT Midstream, Inc. Long-Term Incentive Plan

(Full title of the plan)

David Slater

President and Chief Executive Officer

DT Midstream, Inc.

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 402-8532

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DT Midstream, Inc.	Cravath, Swaine & Moore LLP
One Energy Plaza	Worldwide Plaza
Detroit, Michigan 48226-1279	825 Eighth Avenue
(313) 402-8532	New York, New York 10019
Attn: Wendy Ellis, General Counsel and	(212) 474-1000
Corporate Secretary	Attn: Erik R. Tavzel
Andrew C. Elken

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	3,000,000 shares(1)	$38.82(2)	$116,460,000(2)	$12,705.79

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the DT Midstream, Inc. Long-Term Incentive Plan (the “DT Midstream LTIP”) by reasons of any stock dividend, stock split, recapitalization or any other similar transaction that results in an adjustment to the outstanding shares of Common Stock. 3,000,000 shares of Common Stock are authorized to be issued under the DT Midstream LTIP.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of Common Stock in the “when-issued” trading market as reported on the New York Stock Exchange on June 30, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the DT Midstream LTIP, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the DT Midstream LTIP will be available without charge by contacting Tarik Bazzy, Manager, Compensation & Benefits, DT Midstream, Inc., One Energy Plaza, Detroit, Michigan 48226-1279, Telephone: (313) 402-8532.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by DT Midstream, Inc. (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s registration statement on Form 10-12B (File No. 001-40392), filed with the Commission on May 26, 2021, as amended, including the description of the Common Stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	the Company’s Current Reports on Form 8-K, filed with the Commission on June 4, 2021, June 10, 2021, June 17, 2021 and July 1, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes such an exculpation provision. The Certificate of Incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, directors and officers for all expense, liability and loss actually and reasonably incurred or suffered for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director, officer, trustee, employee, partner, member or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, as the case may be. The Certificate of Incorporation also provides that a director’s or officer’s right to indemnification includes the right to be paid, upon request, by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the Company’s receipt of a written undertaking from such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The Certificate of Incorporation expressly authorizes the Company to carry directors’ and officers’ insurance to protect against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Certificate of Incorporation or otherwise.

The limitation of liability and indemnification provisions that are included in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of DT Midstream, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2021).

4.2	Amended and Restated Bylaws of DT Midstream, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2021).

4.3	Indenture dated as of June 9, 2021 among DT Midstream, Inc., the Guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 9, 2021).

4.4	DT Midstream, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form 10-12B (File No. 001-40392), filed with the Commission on May 7, 2021).

5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).*

24.1	Power of Attorney.*

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on July 1, 2021.

DT MIDSTREAM, INC.

By:	/s/ David Slater
	Name:	David Slater
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Slater	President and Chief Executive Officer and Director	July 1, 2021
David Slater	(Principal Executive Officer)

/s/ Jeffrey Jewell	Chief Financial Officer	July 1, 2021
Jeffrey Jewell	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 1, 2021
Robert Skaggs, Jr.

*	Director	July 1, 2021
Stephen Baker

*	Director	July 1, 2021
Wright Lassiter III

*	Director	July 1, 2021
Elaine Pickle

*	Director	July 1, 2021
Peter Tumminello

*	Director	July 1, 2021
Dwayne Wilson

/s/ Wendy Ellis	Attorney-in-Fact	July 1, 2021
*By Wendy Ellis